Exhibit 99.1

Porter Bancorp, Inc. Announces Second Quarter 2009 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 15, 2009--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 19 full-service banking offices in 11 counties in Kentucky, today reported results for the second quarter of 2009.

The Company reported net income of $3.2 million, or $0.33 per fully diluted common share, for the second quarter of 2009, compared with $4.0 million, or $0.48 per fully diluted common share, for the second quarter of 2008. Earnings for the six months ended June 30, 2009, were $6.3 million, or $0.64 per fully diluted common share, compared with $7.6 million, or $0.91 per fully diluted common share. The 2009 earnings per common share results included reductions of $481,000 and $963,000 for preferred stock dividends and accretion on the preferred stock for the second quarter and six month period, respectively. No comparable dividends were paid in the 2008 periods.

“Porter Bancorp reported growth in earnings and margins in the second quarter of 2009 compared with the first quarter of 2009,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “We also reported an improvement in asset quality over the first quarter as evidenced by an 18.3% drop in non-performing assets. In addition, we increased our reserves to 1.52% of loans at June 30, 2009, in light of the continued weakness in the economy and as part of our strategy to protect our capital base. Porter Bancorp continues to maintain its ‘well-capitalized’ position, the highest regulatory rating. Our total risk-based capital ratio of 13.9% for the holding company remains significantly above the 10.0% requirement for a well-capitalized institution.

“Our net interest income rose 7.0% to $12.8 million in the second quarter of 2009 compared with the second quarter of 2008 and benefited from the continued growth in earning assets,” continued Ms. Bouvette. “Although we reported solid growth in net income since the first quarter of 2009, Porter Bancorp’s net income of $3.2 million in the second quarter of 2009 was below last year’s level of $4.0 million due to a higher provision for loan losses and a significant increase in FDIC premiums and assessment fees. Our provision for loan losses rose $850,000 and FDIC premiums and assessments were up $1.0 million compared with the second quarter of 2008.”

Second Quarter Results

  Earnings per common share increased 6.5% to $0.33 in the second quarter of 2009 compared with $0.31 in the first quarter of 2009. The growth in earnings benefited from an increase in net interest income, but was partially off-set by a one-time FDIC special assessment of $781,000, that was equivalent to $0.06 per diluted common share.
  Net income was $3.2 million for the three months ended June 30, 2009, compared with $4.0 million for the second quarter of 2008. Earnings per diluted common share were $0.33 in the second quarter of 2009 compared with $0.48 per share in the second quarter of 2008. The 2009 earnings per common share results included deductions of approximately $0.06 per common share attributable to dividends and accretion on $35 million in preferred stock issued to the United States Treasury and $0.06 per common share due to the FDIC special assessment. There were no comparable preferred dividends or FDIC special assessment in the second quarter of 2008.
  Net interest margin increased 11 basis points to 3.13% in the second quarter of 2009 from 3.02% in the first quarter of 2009.
  Net interest income increased 7.0% to $12.8 million for the three months ended June 30, 2009, compared with the same quarter of 2008 and benefited from a 12.4% increase in average earning assets to $1.7 billion.
  Loans grew 1.4% to $1.4 billion, compared with $1.3 billion at June 30, 2008.
  Deposits increased 7.6% to $1.4 billion compared with $1.3 billion at June 30, 2008.
  Total assets increased 8.1% to $1.7 billion since the second quarter of 2008, due to growth in loans and the security portfolio.
  Nonperforming loans declined $5.5 million, or 22.3%, to $19.3 million in the 2009 second quarter compared with the first quarter of 2009. Non-performing assets declined $6.5 million, or 18.3%, to $28.9 million compared with the first quarter of 2009.
  Porter Bancorp’s stock was added to the Russell 2000 and Russell 3000 indexes effective June 29, 2009.

Net Interest Income

Net interest income increased 7.0% to $12.8 million for the three months ended June 30, 2009, an increase of $841,000, compared with $12.0 million for the same period in 2008. Net interest income rose 6.3% to $24.8 million for the six months ended June 30, 2009, an increase of $1.5 million, compared with $23.3 million for the same period in 2008. The increase in net interest income was primarily attributable to an increase in average earning assets and decreased cost of funds compared with 2008.

Net interest margin increased 11 basis points to 3.13% from 3.02% in the first quarter of 2009 due primarily to a lower cost of funds. The yield on earning assets declined 17 basis points from the first quarter of 2009 compared with a 31 basis point decline in rates paid on interest-bearing liabilities. Net interest margin decreased 16 basis points to 3.13% in the second quarter of 2009 from our margin of 3.29% in the second quarter of 2008 due primarily to earning assets repricing downward more quickly in the falling rate environment than cost of funds. The yield on earning assets declined 111 basis points from the 2008 second quarter, compared with a 96 basis point decline in rates paid on interest-bearing liabilities.

Average earning assets rose 12.4% to $1.7 billion for the three months ended June 30, 2009, compared with the $1.5 billion for the three months ended June 30, 2008. Average deposits increased 12.1% to $1.4 billion, up from $1.2 billion for the three months ended June 30, 2008. “We expect continued expansion in our margin next quarter since we are asset sensitive and our expectation of continued downward liability repricing with limited repricing of assets,” noted Ms. Bouvette.

Non-Interest Income

Non-interest income increased 6.0%, or $107,000, for the second quarter of 2009, compared with the second quarter of 2008. Non-interest income increased 27.5%, or $409,000, for the second quarter of 2009 compared with the linked first quarter of 2009. The increase in non-interest income was due to gains on sales of loans originated for sale, which were partially offset by lower service charges on deposit accounts and lower income from fiduciary activities. Our subsidiary, PBI Bank, began originating residential real estate loans for sale in the secondary market late in the first quarter of 2009. The Bank retained servicing rights for the sold loans. In addition, the loss on sales of securities experienced in the 2008 second quarter was not repeated in the 2009 second quarter.

Non-Interest Expense

Non-interest expense for the second quarter increased 16.8% from prior year second quarter. This was due primarily to increased FDIC insurance premiums which have risen significantly due to amendments made by the FDIC in 2007 to its risk-based deposit premium assessment system and to a one-time special assessment of $781,000 assessed in the 2009 second quarter and payable September 30, 2009. This special assessment increased our second quarter efficiency ratio 531 basis points to 55.94%. Without this special assessment, our second quarter efficiency ratio would have been 50.63%, an improvement from our ratio of 54.09% in the 2009 first quarter, and from our ratio of 50.70% in the 2008 second quarter.

Balance Sheet Review

Total assets increased 8.1%, or $128.3 million, to $1.7 billion at June 30, 2009, from $1.6 billion at June 30, 2008. The Company’s loan portfolio increased 1.4%, or $18.8 million, to $1.36 billion from $1.34 billion at June 30, 2008, primarily due to in-house loan origination efforts. Deposits at June 30, 2009 increased 7.6% to $1.4 billion from $1.3 billion at June 30, 2008, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period. “Our loan growth slowed in the second quarter due to a general slowdown in economic activity in our markets,” noted Ms. Bouvette.

Asset Quality

Non-performing loans decreased to $19.3 million, or 1.42% of total loans, at June 30, 2009, compared with $24.8 million, or 1.81% of total loans, at March 31, 2009, and increased in comparison with $12.9 million, or 0.96% of total loans, at June 30, 2008. Foreclosed properties at June 30, 2009, were $9.6 million, compared with $10.5 million at March 31, 2009, and $6.6 million at June 30, 2008. Our ratio of non-performing assets to total assets decreased during the quarter to 1.69% at June 30, 2009, compared with 2.04% at March 31, 2009.

Our loan loss reserve as a percentage of total loans increased to 1.52% at June 30, 2009, compared with 1.35% at June 30, 2008. Net loan charge-offs for the second quarter of 2009 were $1.2 million, or 0.09% of average loans for the quarter.

“We remain focused on reducing our non-performing loans and foreclosed real estate to improve our credit quality, minimize losses and protect our capital base,” stated Ms. Bouvette. “Our improvement was due to normal progression of troubled loans through workout, collateral repossession and ultimate disposition. We continue to be proactive in managing Porter Bancorp in this challenging economic environment and believe our strengthened allowance for loan losses and strong capital base will be important buffers to possible further declines in the economy,” concluded Ms. Bouvette.

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the second quarter ending June 30, 2009 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/09	3/31/09	6/30/08	6/30/09	6/30/08

Income Statement Data
Interest income	$23,645	$23,502	$25,041	$47,147	$50,715
Interest expense	10,832	11,535	13,069	22,367	27,400

Net interest income	12,813	11,967	11,972	24,780	23,315
Provision for loan losses	1,600	1,600	750	3,200	1,400

Net interest income after provision	11,213	10,367	11,222	21,580	21,915

Service charges on deposit accounts	788	688	902	1,476	1,731
Income from fiduciary activities	198	220	331	418	584
Gains on sales of loans originated for sale	241	-	-	241	-
Gains (losses) on sales of securities, net	-	1	(139)	1	(45)
Other	668	577	694	1,245	1,336

Non-interest income	1,895	1,486	1,788	3,381	3,606

Salaries & employee benefits	3,813	3,878	3,892	7,691	7,716
Occupancy and equipment	981	998	904	1,979	1,817
FDIC insurance	503	459	242	962	463
FDIC special insurance assessment	781	-	-	781	-
Franchise tax	450	450	435	900	870
Professional fees	203	228	172	431	418
Postage and delivery	184	184	192	368	367
Communications expense	230	155	188	385	349
Advertising	125	158	140	283	301
Other real estate owned expense	226	127	120	353	347
Other	732	639	762	1,371	1,516

Non-interest expense	8,228	7,276	7,047	15,504	14,164

Income before income taxes	4,880	4,577	5,963	9,457	11,357
Income tax expense	1,635	1,516	1,990	3,151	3,787

Net income	3,245	3,061	3,973	6,306	7,570
Less:
Dividends on preferred stock	437	438	-	875	-
Accretion on preferred stock	44	44	-	88	-

Net income available to common	$2,764	$2,579	$3,973	$5,343	$7,570

Weighted average shares - Basic	8,338,008	8,294,504	8,283,916	8,316,376	8,279,178
Weighted average shares – Diluted	8,338,008	8,294,504	8,283,916	8,316,376	8,279,178

Basic and diluted earnings per common share	$0.33	$0.31	$0.48	$0.64	$0.91
Cash dividends declared per common share	$0.21	$0.21	$0.20	$0.42	$0.40

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/09	3/31/09	6/30/08	6/30/09	6/30/08

Average Balance Sheet Data
Assets	$1,734,866	$1,696,575	$1,563,635	$1,715,826	$1,538,440
Loans	1,360,191	1,360,193	1,326,996	1,360,192	1,298,407
Earning assets	1,659,389	1,621,569	1,475,812	1,640,583	1,454,928
Deposits	1,391,868	1,335,761	1,242,153	1,363,970	1,231,656
Long-term debt and advances	157,388	176,065	170,419	166,675	158,512
Interest bearing liabilities	1,456,778	1,422,584	1,334,128	1,439,776	1,311,140
Stockholders’ equity	167,168	165,756	126,211	166,466	125,117

Performance Ratios
Return on average assets	0.75%	0.73%	1.02%	0.74%	0.99%
Return on average equity	7.79	7.49	12.66	7.64	12.17
Yield on average earning assets (tax equivalent)	5.74	5.91	6.85	5.82	7.04
Cost of interest bearing liabilities	2.98	3.29	3.94	3.13	4.20
Net interest margin (tax equivalent)	3.13	3.02	3.29	3.08	3.25
Efficiency ratio	55.94	54.09	50.70	55.06	52.53

Loan Charge-off Data
Loans charged-off	$(1,300)	$(983)	$(798)	$(2,283)	$(1,217)
Recoveries	69	102	114	171	188

Net charge-offs	$(1,231)	$(881)	$(684)	$(2,112)	$(1,029)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of	As of
	6/30/09	3/31/09	12/31/08	6/30/08

Assets
Loans	$1,362,059	$1,369,087	$1,350,106	$1,343,216
Loan loss reserve	(20,740)	(20,371)	(19,652)	(18,133)

Net loans	1,341,319	1,348,716	1,330,454	1,325,083
Securities available for sale	178,161	174,260	173,077	105,901
Federal funds sold & interest bearing deposits	79,284	72,766	38,189	28,970
Cash and due from financial institutions	17,844	49,873	14,957	31,870
Premises and equipment	23,412	22,396	22,543	22,988
Goodwill	23,794	23,794	23,794	23,877
Accrued interest receivable and other assets	45,994	46,588	44,843	42,861

Total Assets	$1,709,808	$1,738,393	$1,647,857	$1,581,550

Liabilities and Equity
Certificates of deposit	$1,074,819	$1,078,007	$1,012,851	$960,002
Interest checking	71,864	79,831	76,962	103,719
Money market	90,962	84,379	72,543	71,925
Savings	34,917	36,958	33,253	35,747

Total interest bearing deposits	1,272,562	1,279,175	1,195,609	1,171,393
Demand deposits	91,630	111,778	92,940	96,536

Total deposits	1,364,192	1,390,953	1,288,549	1,267,929
Federal funds purchased & repurchase agreements	11,232	12,534	10,084	10,753
FHLB advances	126,350	127,192	142,776	145,098
Junior subordinated debentures	34,000	34,000	34,000	25,000
Accrued interest payable and other liabilities	7,891	8,493	8,235	7,322

Total liabilities	1,543,665	1,573,172	1,483,644	1,456,102
Stockholders’ equity	166,143	165,221	164,213	125,448

Total Liabilities and Stockholders’ Equity	$1,709,808	$1,738,393	$1,647,857	$1,581,550

Ending shares outstanding	8,339,617	8,337,217	8,287,933	8,288,487
Book value per common share	$15.73	$15.62	$15.59	$15.14
Tangible book value per common share	12.52	12.38	12.33	11.93

Asset Quality Data
Loan 90 days or more past due still on accrual	$8,405	$10,002	$11,598	$4,974
Non-accrual loans	10,872	14,802	9,725	7,917

Total non-performing loans	19,277	24,804	21,323	12,891
Real estate acquired through foreclosures	9,551	10,470	7,839	6,625
Other repossessed assets	80	117	96	57

Total non-performing assets	$28,908	$35,391	$29,258	$19,573

Non-performing loans to total loans	1.42%	1.81%	1.58%	0.96%
Non-performing assets to total assets	1.69	2.04	1.78	1.24
Allowance for loan losses to non-performing loans	107.59	82.13	92.16	140.66
Allowance for loan losses to total loans	1.52	1.49	1.46	1.35

Risk-based Capital Ratios
Tier I leverage ratio	9.62%	9.76%	10.10%	8.03%
Tier I risk-based capital ratio	11.98	12.00	12.13	9.34
Total risk-based capital ratio	13.89	13.91	14.05	10.59

FTE employees	278	275	276	280

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800